CLASSICA GROUP TECHNOLOGIES ITALIA, S.r.l.
                     Via Nagy 7, Pratissolo di Scandiano, RE
                Telephone -39 0522 76 70 34 Fax 39 0522 76 79 71


                                                            Ing. Giuseppe Ruozi
                                                            Ricerca e Sviluppo


                                 13 August 2003


The Classica Group, Inc. and Subsidiaries
2400 Main Street
Suite #12
Sayreville, New Jersey 08872

Re:      Consent to use of my name and curriculum vita.

To whom it may concern:

The Classica Group, Inc. and its Subsidiaries ("the Company") have and are hereby granted my permission to use my name, a description of my education, past business activities, professional achievements and experience, and any other facts concerning me and my relationship with the Company in any documents, press releases, publications, oral or visual presentations, filings with governmental authorities, or in any other manner or material whatsoever as they see fit.




/s/ Ing. Giuseppe Ruozi
----------------------------------
Ing. Giuseppe Ruozi
13-August-2003